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                                                                     EXHIBIT 5.1

                          [Franklin Covey Letterhead]

                                October 11, 1999

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331

Ladies and Gentlemen:

    I am the General Counsel of Franklin Covey Co., a Utah corporation (the "Company"), and have acted in such capacity in connection with the offering (the "Offer") by the Company of nontransferable rights to purchase up to 750,000 shares of its Series A Preferred Shares, no par value (the "Preferred Shares"), as contemplated by the Company's Registration Statement on Form S-3 (the "Registration Statement").

    I have examined such documents, records, and matters of law as I have deemed necessary for purposes of this opinion and, based on such examination, I am of the opinion that the Preferred Shares are duly authorized, and, when issued and sold in accordance with the Registration Statement and the provisions of the Certificate of Designation for the Series A Preferred Shares and delivered to the purchaser or purchasers thereof upon receipt by the Company of such lawful consideration therefor as contemplated by the Offer, will be validly issued, fully paid and nonassessable.

    In rendering the foregoing opinion, my examination of matters of law has been limited to the laws of the State of Utah, as in effect on the date hereof.

    I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Prospectus under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Val John Christensen
                                          Val John Christensen